Filed Pursuant to Rule 433

Registration No. 333-282606 and 333-282606-04

Nissan Auto Lease Trust 2026-A (NALT 2026-A

Joint Bookrunners: BofA (struc), Citi, Lloyds and US Bancorp

Co-Managers : BNP, Mizuho, MUFG and Wells Fargo

Anticipated Capital Structure:

CLS	SIZE(mm)	WAL	M/F	EXP	LGL	BENCH	YIELD	PRICE	CPN

A-1	111.000	0.24	P-1/F1+	8/26	3/15/27	I-CRV + 14	3.832	100.00000	3.832
A-2A	239.940	1.22	Aaa/AAA	11/27	5/15/28	I-CRV + 45	3.932	99.99992	3.90
A-2B	240.000	1.22	Aaa/AAA	11/27	5/15/28	SOFR30A + 45		100.00000
A-3	479.940	2.02	Aaa/AAA	7/28	3/15/29	I-CRV + 44	3.907	99.98933	3.87
A-4	78.860	2.42	Aaa/AAA	8/28	2/15/30	I-CRV + 50	3.981	99.98082	3.94
B	47.640	2.50	Aa1/AA	9/28	2/15/30	I-CRV + 70	4.184	99.98122	4.14
C	52.620	2.59	Aa3/A	10/28	6/17/30	I-CRV + 85	4.337	99.97980	4.29

Bill & Deliver : BofA	Offered Size : $1,250.0mm
Expected Ratings: Moody’s, Fitch	BBG Ticker : NALT 2026-A
ERISA Eligible : Yes	Format : SEC Registered
Expected Settle : 02/26/26	First Pay : 03/16/26
CUSIPs A-1 : 65481HAA1	RR Compliance: US – Yes, EU – No
A-2A : 65481HAB9	Min Denoms : $1k x $1k
A-2B : 65481HAC7	Pricing Speed: 75% PPC to Maturity

A-3 : 65481HAD5

A-4 : 65481HAE3

B : 65481HAF0

C : 65481HAG8

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.